TERMINAL ILLNESS WAIVER ENDORSEMENT

This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.

The effective date of this endorsement for new Contracts is the Contract Date and for existing Contracts is the Endorsement Effective Date.

Contract Number:    [000000000000]

Owner(s):    [John Doe]

Endorsement Effective Date:    [01/01/2023]
DEFINITIONS

Physician: A health care practitioner licensed, board certified or board eligible, who is qualified to practice in the area of medicine or in a specialty appropriate to treat the Owner's condition or disease. It does not include you or a member of your family.

TERMINAL ILLNESS WAIVER

After a year from the effective date of this endorsement, any applicable surrender or withdrawal charges or applicable market value adjustment may be waived for withdrawals if you are terminally ill and are not expected to live more than 12 months if:

•a Physician certifies to your illness and life expectancy;
•you were diagnosed with the terminal illness after effective date of this endorsement; and
•you have been the Owner continuously since the effective date of this endorsement.

If the Contract is owned by a non-natural person as the agent for a natural person, this waiver applies to the Annuitant. In this case, all references to “you” or “Owner” in this endorsement are replaced by “Annuitant”.

DENIAL OF WAIVER OF CLAIMS

If we do not waive surrender or withdrawal charges or any applicable market value adjustment for a terminal illness, we will notify you of the denial and will not process the withdrawal until we have received confirmation from you to proceed with the withdrawal.

Notice of Claim

To request a waiver of the surrender or withdrawal charges and any applicable market value adjustment under this endorsement, you must notify us in writing and provide the required certification, while the Contract is in force.
TERMINATION

This endorsement terminates on the date the Contract terminates.

Termination of the Contract shall not prejudice the waiver of any surrender or withdrawal charge while the waiver benefit was available.